Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

CONTACT:
Brad French	Stewart Lewack, Joseph Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btne@jcir.com

FOR IMMEDIATE RELEASE

BALLANTYNE OF OMAHA REPORTS 2003 THIRD QUARTER RESULTS

- Achieves Increases in Gross Profit, Income From Operations and Net Income -

OMAHA, Nebraska (November 14, 2003) Ballantyne of Omaha, Inc. (OTC BB:BTNE), a manufacturer of motion picture projection, specialty lighting and commercial food service equipment, today reported financial results from continuing operations for the three- and nine-month periods ended September 30, 2003.

Net revenue from continuing operations for the three months ended September 30, 2003 was $9.4 million compared to $9.7 million in the third quarter of 2002.  Results for the year-ago third quarter include approximately $0.2 million of revenue from divested business units, net of discontinued operations.  Gross profit from continuing operations in the 2003 third quarter increased to $2.2 million, or approximately 23% of net revenues, from $1.7 million, or approximately 17% of net revenues, in the year-ago period due to increased productivity in the manufacturing process.

Net income from continuing operations increased to $0.2 million, or $0.01 per diluted share, in the third quarter of 2003, compared to a net loss of $0.9 million, or $0.07 per diluted share, in the third quarter of 2002.  Net income in the year-ago quarter included an approximate $1.0 million valuation allowance pertaining to the uncertain recoverability of certain deferred assets and an approximate $0.2 million charge related to the early retirement of debt.  Per share results are based on a weighted average number of shares outstanding of 13,216,296 and 12,568,302 for the third quarters of 2003 and 2002, respectively.

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “Consistent with trends reported in the second quarter, higher demand for our projection equipment continues to drive operating efficiencies and financial improvements at our company.  New theater construction in North America has increased significantly in 2003, and we continue to experience strong unit orders from our customers in Asia and Mexico.  The fourth quarter revenue outlook is strong, and we are on track to increase annual unit sales of projectors by 20% over 2002 levels.”

“Our MegaSystems product line continues to perform well, securing a high profile order during the third quarter for a large screen projection system at a science and technology museum in Thessaloniki, Greece, slated for installation in December 2003.  We also continue to invest in the development of our digital cinema console in preparation for bidding on several multi-screen proposals in the year ahead.”

-more-

Ballantyne of Omaha Reports Q3 ‘03 Results, 11/14/03

“Continuing to prudently manage our balance sheet and pursue new growth initiatives remains a high priority,” added Mr. Wilmers.  “Long-term debt remains negligible, while cash provided by operating activities rose to $0.8 million in the 2003 third quarter, helping solidify our cash position of $8.2 million at September 30, 2003.  Additionally, we had working capital of $20.3 million as of September 30, 2003 and borrowing capacity under our credit facility of $4.0 million.  This financial stability should provide us with ample resources to develop new products and sales initiatives to build our market share in the year ahead.”

In October 2003, management identified that an administrative-level employee misappropriated funds from the Company.  The actions took place from 1998 through October 2003, when the employee was terminated.  As a result of the investigation by the Company’s management and audit committee, the total loss is approximately $750,000 over the five-year period.  The additional expenses incurred due to the misappropriation of funds were primarily recorded and expensed by the Company as selling expenses in the years when the fraudulent expense claims were submitted by the former employee, resulting in decreased reported net income for fiscal years 1998 and 1999, increased reported net losses in fiscal years 2000, 2001 and 2002, and decreased net income for the nine months ending September 30, 2003.

The Company has notified the appropriate legal authorities and is pursuing its recovery and restitution possibilities, including insurance.  Until the extent of the recoveries is known and all contingencies related to such recoveries are resolved, no amounts of potential recovery will be recorded in the Company’s consolidated financial statements.

About Ballantyne of Omaha

Ballantyne is a leading U.S. supplier of commercial motion picture and specialty projection equipment utilized by major theater chains and location-based entertainment providers.  The Company also manufactures specialty entertainment lighting products used at top arenas, television and motion picture production studios, theme parks and architectural sites around the world.  It’s line of commercial food service equipment and branded food service concepts is distributed to the convenience store, grocery/deli, quick-service and general restaurant markets.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and, other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management expectations.

-tables follow-

Ballantyne of Omaha, Inc. and Subsidiaries

Consolidated Statement of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Net operating revenues	$9,411,274	$9,678,137	$26,381,245	$26,097,848
Cost of revenues	7,227,858	8,021,992	20,434,461	21,745,223
Gross profit	2,183,416	1,656,145	5,946,784	4,352,625

Operating expenses:
Selling	971,329	667,411	2,535,393	2,048,162
General and administrative	898,497	808,721	3,009,553	3,373,699
Total operating expenses	1,869,826	1,476,132	5,544,946	5,421,861

Income (loss) from operations	313,590	180,013	401,838	(1,069,236)

Other income (expense)	30,654	(6,183)	156,574	92,316
Net interest income (expense)	21,979	(22,133)	47,028	(82,835)
Income (loss) before income taxes	366,223	151,697	605,440	(1,059,755)

Income tax expense	(182,982)	(1,035,388)	(248,834)	(632,863)
Income (loss) from continuing operations	183,241	(883,691)	356,606	(1,692,618)

Discontinued operations:

Loss from operations of discontinued audio-visual segment (net of Federal tax benefit of $439,329 and $556,694 for the three- and nine-months ended September 30, 2002)	—	(852,817)	—	(1,080,643)

Net income (loss)	$183,241	$(1,736,508)	$356,606	$(2,773,261)

Basic & diluted net income (loss) per share:
Net income (loss) per share from continuing operations	$0.01	$(0.07)	$0.03	$(0.13)
Net loss per share from discontinued operations	$0.00	$(0.07)	$0.00	$(0.09)
Net income (loss) per share	$0.01	$(0.14)	$0.03	$(0.22)

Weighted average shares outstanding:
Basic	12,643,601	12,568,302	12,626,196	12,567,569
Diluted	13,216,296	12,568,302	13,070,305	12,567,569

-tables follow-

Summary Statement of Discontinued Operations (Unaudited):

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2002	2002
Revenues	$482,149	$2,394,442
Cost of revenues	440,082	1,854,830
Gross profit	42,067	539,612
Operating expenses:
Selling	218,879	706,274
General and administrative	156,201	497,771
Total operating expenses	375,080	1,204,045
Loss from operations	(333,013)	(664,433)
Net interest expense	(303)	(2,953)
Other expense	(958,830)	(969,951)
Loss from operations of discontinued audiovisual segment before income taxes	$(1,292,146)	$(1,637,337)

Selected Balance Sheet Items (1)

	September 30, 2003	December 31, 2002
	(Unaudited)

Cash and cash equivalents	$8,219,893	$6,276,011
Accounts receivable, net	6,219,801	5,523,122
Inventories, net	11,942,537	12,031,724
Current debt	23,851	17,841
Long-term debt	74,522	93,458
Accounts payable and accrued expenses	6,939,824	6,377,798
Total stockholders’ equity	$28,768,449	$28,390,929

(1) Excludes discontinued operations.

Selected Cash Flow Statement Items (Unaudited):

	Nine Months Ended September 30,
	2003	2002
Net income (loss)	$356,606	$(2,773,261)
Depreciation and amortization	915,786	1,154,376
Net cash provided by operating activities	1,528,891	3,454,566
Capital expenditures	(356,228)	(120,484)
Net cash provided by (used in) investing activities	(66,228)	468,922
Net cash provided by (used in) financing activities	7,988	(1,742,800)
Net increase in cash & cash equivalents	1,943,882	2,620,902
Cash & cash equivalents at beginning of period	6,276,011	2,099,320
Cash & cash equivalents at end of period	$8,219,893	$4,720,222

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